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                                                                   EXHIBIT 99.1


                                                                BI Incorporated
                                                              6400 Lookout Road
                                                             Boulder, CO  80301
                                                    Web Site: http://www.bi.com
                                                              -----------------

                                                                   Nasdaq: BIAC



AT THE COMPANY:
Jackie Chamberlin                          David Hunter
Chief Financial Officer                    President & CEO
(303) 218-1000                             303-218-1000

FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 11, 2000


           BI ENTERS MERGER AGREEMENT WITH KOHLBERG & COMPANY, L.L.C.


Boulder, Colorado, August 11, 2000 -- BI Incorporated (NASDAQ: BIAC), a leading provider of integrated technology systems and treatment services for community-based corrections, today announced that it has entered into a definitive merger agreement providing for the acquisition of the Company by an investor group led by Kohlberg & Company, L.L.C., a private merchant banking firm with offices in Mount Kisco, NY and Palo Alto, CA. Under the terms of the merger agreement, KBII Acquisition Company, a company formed by the investor group, will acquire all the outstanding shares of common stock of the Company for $8.25 per share in cash, for a total transaction cost of approximately $85 million including the assumption of debt. Under the terms of the merger agreement, KBII Acquisition Company will commence as promptly as practicable a tender offer for all the outstanding shares of common stock of the Company. KBII Acquisition Company has received executed commitment letters, subject to certain customary provisions, which provide for sufficient funds to consummate the transactions.

The Company's Board of Directors has unanimously approved the agreement after receiving the unanimous recommendation of a Special Committee of independent members of the Board which had been formed to consider the proposal and intends to recommend to the Company's shareholders that they tender their shares. The Board has exempted the transaction from its rights plan. SunTrust Equitable Securities has rendered to the Special Committee of the Board of Directors its opinion, that the consideration to be paid to the holders of the Company's common stock is fair from a financial point of view.
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Jeremy Kendall, Chairman of the Company's Board of Directors, stated, "I am pleased that the process of seeking to improve shareholder value has resulted in a transaction with a price that reflects a premium of over 100% to the recent closing price of our stock."

David Hunter, President of the Company, noted: "All of us in the management of BI are pleased that the Company will continue as an independent entity with 100% of its focus in corrections. Our new association with Kohlberg & Company affords us a tremendous opportunity to continue, and indeed expand the relationships we have with our customers and to increase our business internally and externally."

Certain information above contains forward-looking statements that involve risk and uncertainties as defined in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes that its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved and investors are cautioned that such forward-looking statements involve risk and uncertainties. It should be noted that the earnings history of the Company has not been consistent year to year. Factors that could cause actual results to differ materially include, but are not limited to: fluctuations due to timing of award of government contracts; pricing pressures; change in federal, state and local regulations; liability in excess of insurance coverage; new product introductions by competitors or unexpected delays of new product introductions by the Company; raw material availability; changes in telecommunications regulations or technologies; or the loss of a material contract through lack of appropriations or otherwise. Moreover, other risk factors described in the Company's period filings with the Securities and Exchange Commission could cause actual results to differ from those anticipated in forward-looking statements contained herein.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. AT THE TIME THE OFFER IS COMMENCED, THE ACQUIRING ENTITY WILL FILE A TENDER OFFER STATEMENT AND THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF THE COMPANY, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.